UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 19, 2010

SCHAWK, INC.

(Exact Name of Registrant as Specified in its Charter)

____________________________

Delaware	1-09335	66-0323724
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)
1695 South River Road Des Plaines, IL		60018
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (847) 827-9494

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.  Submission of Matters to a Vote of Security Holders.

At the 2010 annual meeting of the holders of the common stock of Schawk, Inc. (the “Company”) held on May 19, 2010, stockholders elected each of the director nominees to the Company’s board of directors and approved the proposal to amend the Company’s 1991 Outside Directors’ Formula Stock Option Plan, as amended (the “Plan”), to extend its term for an additional ten years and make certain amendments as described in the proxy statement for the annual meeting.  The results of the voting on the election of directors and the Plan amendment proposal were as follows:

1.           Election of Directors

	Votes For	Votes Withheld	Broker Non-Votes
Clarence W. Schawk	19,055,826	3,607,889	—
David A. Schawk	18,783,505	3,880,210	—
A. Alex Sarkisian	19,125,266	3,538,449	—
Leonard S. Caronia	18,297,214	4,366,501	—
Judith W. McCue	18,089,645	4,574,070	—
Hollis W. Rademacher	21,553,231	1,110,484	—
John T. McEnroe	18,214,183	4,449,532	—
Michael G. O’Rourke	21,871,087	792,628	—
Stanley N. Logan	21,871,808	791,907	—

Each nominee for director was elected for a one-year term of office.

2.           Amendment of the 1991 Outside Directors’ Formula Stock Option Plan

Votes For	Votes Against	Abstentions	Broker Non-Votes
20,096,587	2,561,767	5,361	—

There was no proposal to be acted upon at the 2010 annual meeting that was considered “routine” under New York Stock Exchange rules, which would have allowed shares held in street name by brokerage firms for which no voting instructions were received to be considered “present” at the meeting.  As a result, there were no broker non-votes recorded with respect to either matter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHAWK, INC.

Date: May 25, 2010	By:	/s/Timothy J. Cunningham
Name: Timothy J. Cunningham
Title: Chief Financial Officer